FS Investment Corporation 8-K

Exhibit 99.1

FOR RELEASE ON July 24, 2017 AT 4:15 PM (ET)

FSIC Announces Earnings Release and Conference Call Schedule

For Second Quarter 2017

PHILADELPHIA, PA, July 24, 2017 – FS Investment Corporation (NYSE: FSIC) announced today plans to release its second quarter 2017 results after the market close on Wednesday, August 9, 2017.

FSIC will host a conference call at 10:00 a.m. (Eastern Time) on Thursday, August 10, 2017, to discuss its second quarter 2017 results. All interested parties are welcome to participate and can access the conference call by dialing (877) 443-2408 and using the conference ID 44291376 approximately 10 minutes prior to the call. The conference call will also be webcast, which can be accessed from the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports.

An investor presentation of financial information will be available by visiting the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports after the market close on Wednesday, August 9, 2017.

A replay of the call will be available beginning shortly after the end of the call for a period of 30 days following the call by visiting the Investor Relations section of FSIC’s website at www.fsinvestmentcorp.com under Presentations and Reports.

About FS Investment Corporation

FSIC is a publicly traded business development company (“BDC”) focused on providing customized credit solutions to private middle market U.S. companies. FSIC seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies to achieve the best risk-adjusted returns for its investors. In connection with its debt investments, FSIC may receive equity interests such as warrants or options.

FSIC is advised by FB Income Advisor, LLC, an affiliate of FS Investments, and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners (“GSO”). GSO, with approximately $94.5 billion in assets under management as of June 30, 2017, is the credit platform of Blackstone. For more information, please visit www.fsinvestmentcorp.com.

About FS Investments

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth and focuses on setting industry standards for investor protection, education and transparency.

FS Investments is headquartered in Philadelphia, PA with offices in Orlando, FL and Washington, DC. The firm had more than $20 billion in assets under management as of March 31, 2017. Visit fsinvestments.com to learn more.

Contact Information:

Investors

Chris Condelles

christopher.condelles@fsinvestments.com

267-439-4365

Dominic Mammarella

dominic.mammarella@fsinvestments.com

215-220-4280

Media

Marc Yaklofsky / Kate Beers

media@fsinvestments.com

215-495-1174